Exhibit 99.1

Cerecor Announces Last Patient Enrolled in Phase 2 Clinical Trial with CERC-501 for Smoking Cessation

Top-Line Phase 2 Data Expected in December 2016

BALTIMORE--(BUSINESS WIRE)--September 6, 2016-- Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that it has completed patient enrollment in its Phase 2 clinical trial for CERC-501, “A Randomized, Double-Blind, Placebo-Controlled, Cross-over Design Study of CERC-501 in a Human Laboratory Model of Smoking Behavior.” The Company expects to report top-line data from this trial in the beginning of December 2016.

Cerecor launched its Phase 2 clinical trial with CERC-501 for smoking cessation in February 2016. The double-blind, placebo-controlled, crossover study randomized 71 subjects who are heavy cigarette smokers and currently not seeking treatment for tobacco use disorder. In period one, half the subjects in each group received CERC-501 and the other half received placebo. Next, “crossover” occurred and subjects received the opposite treatment during period two, after a “wash-out period.” The crossover design allows for subjects to be their own control. The primary objective of the study is to evaluate the effect of CERC-501 compared to placebo on symptoms of tobacco withdrawal and smoking behaviors.

About CERC-501

CERC-501 is a potent and selective oral kappa opioid receptor (“KOR”) antagonist being developed to treat substance use disorders and as an adjunctive treatment of major depressive disorder (“MDD”). KORs have been shown to play an important role in stress, mood and addiction. CERC-501 has been observed to have positive activity in animal models of depression, nicotine withdrawal and alcohol dependence, and it has been generally well tolerated in three human clinical trials.

In addition to Cerecor’s Phase 2 trial in smokers, three externally-funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress-related smoking relapse and cocaine addiction. One study is being conducted under the auspices of the National Institute of Mental Health, the second is a collaboration between Cerecor and Yale investigators with funding from the National Institutes of Health and the third is being conducted at Rockefeller University Hospital with funding from a private foundation. Cerecor is planning to initiate a Phase 2 study with CERC-501 as an adjunctive treatment of MDD in 2017.

About Cerecor

Cerecor is a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders. In addition to CERC-501, Cerecor is currently pursuing the development of CERC-301, which is also a clinical Phase 2-stage product candidate.

CERC-301 is an oral, NR2B specific N-methyl-D-aspartate receptor antagonist that is currently in a Phase 2 clinical trial as an oral, rapidly acting adjunctive treatment for patients with severe major MDD who are failing to achieve an adequate response to their current antidepressant treatment, with a rapid onset of effect. We expect top-line data from this trial in the first half of 2017. Cerecor received fast track designation by the United States Food and Drug Administration in November 2013 for CERC‑301 for the treatment of MDD. We believe CERC‑301 has the potential to be a first-in-class medication that may significantly reduce depressive symptoms in a matter of days.

Cerecor has one preclinical stage asset, CERC-406, a brain penetrant catechol‑O‑methyltransferase inhibitor with potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, technology enhancements, possible changes in legislation, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MacDougall Biomedical Communications
Doug MacDougall or Joe Rayne, 781-235-3060
ir@cerecor.com